Exhibit 99.1
News Release
Contact:
Mary McGowan
Summit IR Group Inc.
(408) 522-7702
mary@summitirgroup.com
For Immediate Release
Endwave Completes Financing with Oak Investment Partners
$45 Million Gross Proceeds from Sale of Preferred Stock and Warrants
SUNNYVALE, CA – April 25, 2006 – Endwave Corporation (NASDAQ: ENWV), a leading provider of high-frequency RF modules for telecommunications networks, defense electronics and homeland security systems, announced today that it has entered into a Preferred Stock and Warrant Purchase Agreement, effective April 24, 2006, with Oak Investment Partners XI, Limited Partnership (“Oak”). Pursuant to the purchase agreement, Oak has purchased 300,000 shares of Series B Preferred Stock for $150 per preferred share for gross proceeds of $45 million. The preferred shares are convertible into 3,000,000 shares of common stock, for an effective purchase price of $15 per common share equivalent and an approximate 12 percent premium to the closing price of Endwave’s common stock on April 24, 2006. As part of the transaction, Endwave issued a three-year warrant granting Oak the right to purchase an additional 90,000 preferred shares at an exercise price of $150 per preferred share, which are convertible into 900,000 shares of common stock.
”We are extremely happy to welcome Oak Investment Partners back to the Endwave family. Oak was one of our early venture capital investors as a private start-up company and one of their Managing Partners, Bandel Carano, served on our board for several years prior to our IPO,” said Ed Keible, Endwave’s President and Chief Executive Officer. “Oak has long been a leader in investing in the wireless market and brings an extensive network of industry contacts and knowledge. We look forward to working with them as Endwave continues to grow both organically and through acquisition.”
“I have followed Endwave’s technology and market development for over a decade and am enthusiastic about the company’s prospects,” said Bandel Carano, a Managing Partner at Oak. “As an investor in several other companies in the wireless market, we believe Endwave is well-positioned in both the telecom and non-telecom segments. We look forward to helping the company apply its advanced technology to new applications and products.”
Pursuant to the purchase agreement, Oak has agreed not to sell or otherwise transfer the preferred shares (and warrant and the underlying common stock) for 18 months from the date the shares were purchased, subject to certain exceptions. In addition, Oak has agreed not to acquire any additional shares of the capital stock of Endwave without the Company’s consent for two years.
About Endwave
Endwave Corporation designs, manufactures, and markets RF modules that enable the transmission, reception and processing of high-frequency signals in telecommunications networks, defense electronics and homeland security systems. Our RF modules are typically used in high-frequency applications and include integrated transceivers, amplifiers, synthesizers, oscillators, up and down converters, frequency multipliers and microwave switch arrays. Endwave has 39 issued patents covering its core technologies including semiconductor and proprietary circuit designs. Endwave Corporation is headquartered in Sunnyvale, CA, with operations in Diamond Springs, CA; Andover, MA; and Chiang Mai, Thailand. Additional information about the company can be accessed from the company’s web site at http://www.endwave.com.
About Oak Investment Partners
Oak Investment Partners is a multi-stage venture capital firm with a total of $5.9 billion in committed capital. The primary investment focus is on high growth opportunities in the Information Technology and Communications Industry, Consumer Internet, Financial Services Technology, Healthcare Information and Services and Retail. Over its 28-year history, Oak has achieved a strong track record as a stage-independent investor funding more than 427 companies at various points in their lifecycle. Oak has been involved in the formation of companies, provided growth equity to mid- and late-stage businesses and financed management-led buyouts, as well as spinouts of operating divisions and technology assets. Oak’s industry focus and willingness to fund operating losses associated with rapid growth sets Oak apart from traditional private equity investment firms. Additional information can be accessed at Oak Investment’s website at http://www.oakvc.com.
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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:
This press release may contain forward-looking statements within the meaning of the Federal securities laws and is subject to the safe harbor created thereby. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “plans,” “intends,” “expects,” “believes” and similar expressions are intended to identify these forward-looking statements. Information contained in forward-looking statements is based on current expectations and is subject to change. Actual results could differ materially from the forward-looking statements due to many factors, including the following: our ability to achieve and maintain profitability; our customer and market concentration; our suppliers’ abilities to deliver raw materials to our specifications and on time; our successful implementation of next-generation programs, including inventory transitions; our ability to penetrate new markets; fluctuations in our operating results from quarter to quarter; our reliance on third-party manufacturers and semiconductor foundries; acquiring businesses and integrating them with our own; component, design or manufacturing defects in our products; our dependence on key personnel; and fluctuations in the price of our common stock. Forward-looking statements contained in this press release should be considered in light of these factors and those factors discussed from time to time in Endwave’s public reports filed with the Securities and Exchange Commission, such as those discussed under “Risk Factors” in Endwave’s most recent annual report on Form 10-K. Endwave does not undertake any obligation to update such forward-looking statements.